Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Audit and Finance Committee

Heritage Financial Corporation’s 401(k)

Employee Stock Ownership Plan and Trust:

We consent to the incorporation by reference in the registration statement (No. 333-87599) on Form S-8 of Heritage Financial Corporation of our report dated June 26, 2012, with respect to the statement of net assets available for benefits of the Heritage Financial Corporation 401(k) Employee Stock Ownership Plan and Trust as of December 31, 2011, which report appears in the December 31, 2012 annual report on Form 11-K of the Heritage Financial Corporation 401(k) Employee Stock Ownership Plan and Trust.

/s/ KPMG LLP

Seattle, Washington

June 27, 2013